EXHIBIT 6.7
                           NOTE MODIFICATION AGREEMENT

     This Agreement, made as of the 28th day of November, 2001, between E-Data Corporation, a Utah corporation, having an office at 26 Harbor Park Drive, Port Washington, New York 11050 (the "Borrower") and Bert E. Brodsky, having an office at 26 Harbor Park Drive, Port Washington, New York 11050 (the "Lender").

     PRELIMINARY STATEMENTS. (1) The Lender has made a loan to the Borrower evidenced by the Borrower's Grid Note dated April 11, 2001 in the principal amount of $300,000 (the "First Grid Note").

     2. The current outstanding principal balance of the First Grid Note is $300,000 (the "Existing Debt") together with outstanding interest thereon in accordance with the terms of the First Grid Note.

     3. The Borrower has requested that the Lender modify the repayment terms of the First Grid Note to provide for the allocation of Revenues (as defined in the First Grid Note) between the obligations evidenced by the First Grid Note and the obligations evidenced by the Grid Note of even date herewith (the "Second Grid Note") from the Borrower to the Lender in the maximum principal amount of $300,000.

     NOW THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Borrower and the Lender do hereby agree as follows:

     Section 1.(a) A new paragraph is added after the first paragraph of the First Grid Note and before the second paragraph, to read in its entirety as follows:

     "This is not a revolving credit, and no re-borrowings are permitted hereunder."

     Section 1.(b) The present fourth paragraph of the First Grid Note (i.e. the fourth paragraph before giving effect to the amendment set forth in Section 1.(a) hereof) is hereby amended to read in its entirety as follows:

     "Borrower acknowledges and agrees that (i) the first twenty-five percent (25%) of all gross revenues which it receives ("Revenues") shall be applied exclusively to the payment of all amounts due hereunder; and (ii) the second twenty-five percent (25%) of all Revenues shall be applied exclusively to the payment of all amounts due under that certain Grid Note dated November 28th, 2001 from Borrower to Lender in the maximum principal amount of $300,000 (the "Second Grid Note"). Such repayments shall be made on the first business day of the month following the month in which any Revenues are received."

     Section 1.(c) Exhibit B to the First Grid Note is hereby deleted.

     Section 1.(d) The present seventh paragraph of the First Grid Note (i.e., the seventh paragraph before giving effect to the amendment set forth in Section 1.(a) hereof), concerning Events of Default, is hereby amended as follows: a new clause (xii) is inserted immediately after clause (xi) and before the phrase "then and in each and every such Event of Default," such clause (xii) to read in its entirety as follows:

     "(xii) the occurrence of any Event of Default under the Second Grid Note (as "Event of Default" is defined in such Grid Note)."

     SECTION 2. Representations and Warranties. The Borrower represents and warrants (i) that the First Grid Note and this Agreement are the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms; (ii) that the principal amount of the Existing Debt is $300,000; and (iii) that there are no offsets or defenses to the Existing Debt, the First Grid Note or this Agreement.

     SECTION 3. Costs and Expenses. All costs and expenses of the Lender in enforcing this Agreement (including, without limitation, reasonable attorneys' fees) shall be paid by the Borrower to the Lender on demand.

     SECTION 4. New York Law. This Agreement shall be governed by the law of the State of New York without regard to its conflict of laws principles.

     SECTION 5. Ratification. Except as expressly modified and amended hereby all of the other terms, provisions and conditions of the First Grid Note shall remain unmodified and in full force and effect and shall be and are hereby in all respects ratified, continued and approved.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Borrower and by the Lender as of the day and year first above written.

                                                  E-DATA CORPORATION


                                                  By: /s/Tibor Tallos
                                                      --------------------------
                                                         Tibor Tallos, President


                                                      /s/ Bert E. Brodsky
                                                      --------------------------
                                                          Bert E. Brodsky